Exhibit 99.1

For Immediate Release

Cinemark Announces Founder Lee Roy Mitchell Transitions from Executive Chairman to Board Member

Carlos Sepulveda, Lead Director since 2016, succeeds Mr. Mitchell as Chairman

Plano, Texas (May 25, 2022) – Cinemark Holdings, Inc. (NYSE: CNK), one of the world’s largest and most influential movie theatre companies, announces that after serving in the role for 26 years, founder Lee Roy Mitchell, 85, transitioned from Executive Chairman to member of the Board effective May 19, 2022, and will continue to focus on expanding strategic opportunities for the company.

Mr. Mitchell has been engaged in the theatrical exhibition business for more than 50 years.  He, along with his wife, Tandy Mitchell, founded Cinemark in 1984 and grew the company from a handful of theatres to the leading global entertainment company that it is today.  Mr. Mitchell served as Chief Executive Officer before he transitioned to Executive Chairman, providing invaluable theatrical exhibition experience and perspective to the Board of Directors over his tenure.

Carlos Sepulveda, Lead Director since 2016, succeeds Mr. Mitchell as Chairman.  Mr. Sepulveda has served as a Cinemark Board member since 2007 and as Lead Director since 2016, contributing to multiple Board Committees, including Audit, Compensation and Strategic Planning.  Mr. Sepulveda has significant CEO and executive experience, an extensive public accounting background, strong financial oversight, as well as strategic planning and management expertise.  Mr. Sepulveda has also served as the Chairman of Triumph Bancorp. Inc. since its inception in 2010 (NASDAQ: TBK).

Commenting on the planned transition, Mr. Mitchell said, "It has been an honor serving as Executive Chairman of the Board alongside my esteemed colleagues, and I look forward to continuing to participate as a Board member.  Carlos is a natural successor given his tenure and demonstrated success as Lead Director, his strong understanding of our industry and our Company, and his wealth of knowledge.  I am confident that Carlos will guide the Board and support management in positioning the company for ongoing success."

"On behalf of the Board and the entire Cinemark team, we profusely thank Lee Roy for his commitment and significant contributions to Cinemark’s growth and success over the years, including his strategic positioning of the Company over the past quarter-century,” stated Carlos Sepulveda, Chairman.  “The Board has tremendously benefited from Lee Roy’s long-term industry perspective, his leadership experience, and his passion for theatrical exhibition, and we are fortunate to have his expertise and insight continue as an ongoing member of the Board.”

About Cinemark Holdings, Inc.
Headquartered in Plano, TX, Cinemark (NYSE: CNK) is one of the largest and most influential movie theatre companies in the world. Cinemark’s circuit, comprised of various brands that also include Century, Tinseltown and Rave, operates 520 theatres (320 U.S., 200 South and Central America) with 5,849 screens (4,396 U.S., 1,453 South and Central America) in 42 states domestically and 15 countries throughout South and Central America. Cinemark consistently provides an extraordinary guest experience from the initial ticket purchase to the closing credits, including Movie Club, the first U.S. exhibitor-launched subscription program; the highest Luxury Lounger recliner seat penetration among the major players; XD - the No. 1 exhibitor-brand premium large format; and expansive food and beverage options to further enhance the moviegoing experience. For more information go to https://investors.cinemark.com/

Cinemark Media Contact:
Julia McCartha
pr@cinemark.com

Investor Contact:
Chanda Brashears
investors@cinemark.com